UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

December 8, 2008
Date of Report (Date of earliest event reported)

AMERICA WEST RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	0-19620	84-1152135
(State of Incorporation)	(Commission File Number)	(IRS Employer ID Number)

57 West 200 South, Suite 400
Salt Lake City, Utah 84101
(Address of Principal Executive Offices)

(801) 521-3292
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.03          Creation of a Direct Financial Obligation

As further detailed below, the Plan of Reorganization of America West Resources, Inc.’s (the “Company”) wholly-owned subsidiary Hidden Splendor Resources, Inc. (“Hidden Splendor”) has been formally confirmed by the U.S. Bankruptcy Court for the District of Nevada to emerge from Chapter 11 bankruptcy protection.  Pursuant to the terms of Hidden Splendor’s Plan of Reorganization (“Plan”), the Company has agreed to guarantee Hidden Splendor’s payments to general unsecured creditors in an amount up to 25% of the collective amount of allowed claims held by the general creditors pool, which is approximately $750,000.  The Company has also agreed to guarantee payments to the Internal Revenue Service up to 25% of its allowed priority claim, which is approximately $375,000.

Item 8.01          Other Events

Hidden Splendor’s Plan was confirmed on December 8, 2008 by the U.S. Bankruptcy Court for the District of Nevada.  The Plan will become effective on December 19, 2008, at which time the subsidiary will officially emerge from bankruptcy, assuming no appeal is filed to the confirmation order.  Additionally, the Company previously described in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 a term sheet entered into on November 5, 2008 by and among the Company, Hidden Splendor, and the committee of unsecured creditors to Hidden Splendor (“Term Sheet”).  The material terms of the Term Sheet have been incorporated into the Plan.

Payments under the Plan.  In connection with the execution of the Term Sheet, the Company has paid an initial $500,000 “administrative earmark contribution” payment, of which $400,000 was allocated to the Internal Revenue Service for payment of post-petition taxes (principal amount only), and $100,000 was allocated for partial payment of the allowed claims of the bankruptcy committee’s professionals.  The Company will make an initial $2,250,000 “Plan Funding Contribution” payment, which will be allocated to the payment of professional fees, taxes, and initial settlement payments to various creditors.  The Plan Funding Contribution payment is being held in escrow pending the effectiveness of the Plan.  Additionally, the Plan provides for payments to creditors over time in an aggregate principal amount of not less than approximately $10,000,000 and up to approximately $10,700,000 over a period not exceeding 7 years from the effective date of the Plan.

Certain classified creditors will receive a principal amount of approximately $8,300,000 as follows: (i) secured creditors will receive an aggregate principal amount of approximately $6,000,000 amortized in equal monthly installments of $94,879. per month, maintaining a lien on the Horizon Mine as collateral for the obligations; (ii) the Internal Revenue Service will receive an aggregate principal amount $1,800,000 amortized in equal quarterly payments of $162,156 to be paid over a period continuing to the earlier of sixty months from the petition date or forty-six months from the effective date of the Plan; and (iii) the Howard Kent, Inc. Profit Sharing Plan will receive an aggregate principal amount of $475,000 to be paid (A) in interest only payments at 8.1% for the first 24 months immediately following the effective date of the Plan, and (B) after 24 months of interest only payments, commencing in the 25th month immediately following the effective date of the Plan, in payments of both principal and interest fully amortizing for a period of an additional 24 months.

Hidden Splendor’s general unsecured creditors are owed approximately $3,400,000.  Under the Plan, general unsecured creditors will receive no less than 50% and up to 70% of their respective allowed claims, or a minimum principal amount of approximately $1,700,000 and a maximum principal amount of approximately $2,380,000.  On the effective date of the Plan, general unsecured creditors will receive an initial distribution of 10% of their respective allowed claims from the Plan Funding Contribution, or approximately $340,000.  Thereafter, assuming the general unsecured creditors receive 70% of their respective allowed claims, the general unsecured creditors will receive semi-annual payments from a disbursing agent continuing for the duration of the Plan term.  The Company will pay the disbursing agent in equal quarterly installments of approximately $190,000 per quarter over the Plan term.  If, however, Hidden Splendor pays the general unsecured creditors either (i) 50% of the allowed general unsecured creditor claims within twelve months following the effective date of the Plan, or (i) 60% of the allowed general unsecured creditor claims within twenty-four months following the effective date of the Plan, then no additional payments will be due and owing to the general unsecured creditors.  Insider claims will receive no distributions.

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Company Obligations under the Plan.  Under the Plan, the Company must pay all Hidden Splendor’s post-petition liabilities that Hidden Splendor cannot pay, in the ordinary course of business, in an amount not to exceed $1,560,000.  Additionally, the Company must make capital expenditures in connection with the operations of the Horizon Mine by making available at least $2,000,000 in new equipment within 180 days of the effective date of the Plan.  In the event the Company borrows money or otherwise incurs a liability to fund capital expenditures after Hidden Splendor’s Plan becomes effective, Hidden Splendor may make payments to service such debt up to $13,500 for every $1,000,000 dollars borrowed and made available to Hidden Splendor.  Hidden Splendor may make additional payments to the Company provided certain Plan repayment benchmarks are achieved.

Default under the Plan.  In the event Hidden Splendor (i) fails to pay fully any payments when due, or (ii) fails to comply with any provision of the Plan, then (A) 100% (reduced only by the amounts actually paid and received by creditors) of all allowed claims of general unsecured creditors shall be immediately due and accelerated and (B) Hidden Splendor must immediately list its assets for sale.

Consolidation with Mid-State Services, Inc.  Hidden Splendor’s Chapter 11 bankruptcy proceeding is being consolidated with the Chapter 11 proceeding of Mid-State Services, Inc.  Pursuant to the Plan, Mid-State Services, Inc.’s assets and liabilities will be acquired by Hidden Splendor.

Item 9.01          Financial Statements and Exhibits

     (c)  Exhibits

The following exhibits are to be filed as part of this 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

10.1	Guarantee
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA WEST RESOURCES, INC.

Date: December 11, 2008	By:	/s/ DAN BAKER
Dan Baker
Chief Executive Officer

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